Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of October 22, 2026, by and between Winnebago Industries, Inc., a Minnesota corporation (the “Company”), and Vision One Fund, LP, Vision One Management Partners, LP, Vision One Fund Partners, LP, Vision One Management Partners Holdings, LP, Vision One Management Partners GP, LLC, Vision One Onshore Fund, LP, and Vision One Offshore Fund, LP (collectively with their Affiliates, “Vision One”). The Company and Vision One are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 14 of this Agreement.

WHEREAS, the Company and Vision One have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”), the withdrawal of certain shareholder nominations and proposals and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.             Board Composition, Governance and Related Matters.

(a)            Immediately following the execution and delivery of this Agreement, the Company shall take all necessary actions to nominate Jay L. Johnson (the “New Director”) for election to the Board as an independent Class III director at the Company’s 2026 annual meeting of shareholders (the “2026 Annual Meeting”) for a term expiring at the Company’s 2029 annual meeting of shareholders (the “2029 Annual Meeting”). The Company shall include the New Director in the Board’s slate of director nominees for election at the 2026 Annual Meeting, recommend his election to the Company’s shareholders and solicit proxies in favor of his election. The other nominees for election to the Board at the 2026 Annual Meeting shall consist of Sara Armbruster, Michael Happe, and Staci Kroon as Class III nominees, and Emily Silver as a Class I nominee.

(b)             As a condition to the nomination of the New Director for election to the Board, the New Director shall participate in the Company’s customary procedures for new director candidates, including all reasonable and customary director onboarding documentation applicable to non-employee directors of the Company, and shall satisfy the applicable listing rules and independence standards of the New York Stock Exchange (“NYSE”). Promptly following execution and delivery of this Agreement, the Company and the New Director shall enter into a confidentiality agreement (the “Confidentiality Agreement”), pursuant to which the Company shall, prior to the New Director’s election to the Board, promptly provide the New Director with onboarding materials and provide, substantially concurrently with delivery to members of the Board, all other information and materials provided to members of the Board.

(c)             Subject to the Company’s Corporate Governance Policy and committee charters, and to the applicable rules and regulations of the NYSE and the SEC and applicable law, promptly following the New Director’s election to the Board at the 2026 Annual Meeting, the Board and all applicable committees thereof shall take all necessary actions to appoint the New Director to the Board’s Audit and Finance Committee (as defined below), and maintain him as a member of the Audit and Finance Committee until the Termination Date as long as he remains willing, able and qualified to serve. The New Director shall receive the same consideration for membership on other committees and subcommittees, including any newly established committees or subcommittees, as other independent directors.

(d)             The New Director shall be subject to the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy and other governance guidelines and policies of the Company as other directors, including as set forth in the NYSE listing rules, as each may be amended from time to time. The Company represents and warrants that all such policies and guidelines currently in effect are publicly available on the Company’s website, in the Company’s filings or have been provided to Vision One or its counsel. Vision One acknowledges and agrees that the New Director (i) shall be required to preserve the confidentiality of the Company’s information, including any non-public information entrusted to or obtained by the New Director by reason of his position as a director of the Company, and (ii) shall not disclose any such non-public information to Vision One without the Company’s prior written consent. The Company shall not adopt, amend or apply any such policies or guidelines in a manner that would disproportionately disadvantage the New Director relative to other non-management directors or conflict with the terms of this Agreement. The New Director shall receive the same director and officer insurance coverage, indemnification and exculpation protections, if any, compensation and other benefits as other non-management directors of the Company.

(e)             At the 2026 Annual Meeting, the Company shall submit for shareholder approval (i) a proposal to approve an amendment to the Company’s Articles of Incorporation (the “Articles”) and (ii) a proposal to approve conforming amendments to the Company’s Amended and Restated Bylaws (the “Bylaws”) to phase out the classified Board (together, the “Declassification Proposals”) over a three-year period. The Company shall provide Vision One with the opportunity to review and comment on the Declassification Proposals prior to their submission to the Company’s shareholders and consider such comments in good faith. The Board shall recommend that shareholders vote in favor of such amendments, and the Company shall solicit proxies in favor of such amendments. Subject to shareholder approval and effectiveness of such amendments, directors elected at the Company’s 2027 annual meeting of shareholders (the “2027 Annual Meeting”) and each subsequent annual meeting of shareholders of the Company shall be elected for one-year terms as their respective terms expire, with all directors standing for annual election beginning at the 2029 Annual Meeting. Such amendments shall not shorten any director’s then-unexpired term. Following receipt of the requisite shareholder approval, the Company shall take the actions necessary to implement such amendments, including filing articles of amendment with the Minnesota Secretary of State and causing the conforming Bylaw amendments to become effective concurrently, and complete the declassification process as promptly as practicable without shortening any director’s then-unexpired term. The Board shall recommend approval of, and the Company shall solicit proxies in favor of and use reasonable best efforts to obtain approval of, the Declassification Proposals, including by (x) using reasonable best efforts to have all directors and officers vote all shares beneficially owned by them and over which they have voting control in favor of the Declassification Proposals, and (y) engaging a nationally recognized proxy solicitor on reasonable and customary terms to solicit such approval. For the avoidance of doubt, and without limiting the foregoing, Vision One acknowledges and agrees that, notwithstanding the Company’s obligations under clause (x) of the preceding sentence, the Company cannot and does not ensure, warrant or guarantee that any director or officer of the Company will vote any shares beneficially owned by such individual and over which such individual has voting control in favor of the Declassification Proposals.

(f)             From the conclusion of the 2026 Annual Meeting until the Termination Date (as defined below), the size of the Board shall not exceed ten (10) directors.

(g)             Immediately following the execution and delivery of this Agreement, the Board and all applicable committees thereof shall take all necessary actions to rename the Audit Committee of the Board the “Audit and Finance Committee” (the “Audit and Finance Committee”) and amend its charter (the “Audit and Finance Committee Charter”) to incorporate the amendments set forth on Exhibit A hereto, providing additional clarity regarding the Audit and Finance Committee’s oversight of the Company’s capital structure, investments, uses of cash and capital allocation. Such amendments shall not be amended, modified or rescinded prior to the Termination Date without Vision One’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(h)             Vision One hereby irrevocably withdraws its notice of shareholder proposals and director nominations, dated September 15, 2026, including any amendments or supplements thereto and all nominations and proposals set forth therein. Effective upon the execution and delivery of this Agreement, Vision One shall cease all related solicitation activities in respect of the 2026 Annual Meeting.

(i)              If, prior to the Termination Date, the New Director (or any Replacement Director (as defined below)) is unable or unwilling to stand for election at the 2026 Annual Meeting or, following election or appointment to the Board, is unable or unwilling to serve as a director for any reason, resigns or is removed, and at such time Vision One beneficially owns, in the aggregate, at least the lesser of (x) 0.9% of the then-outstanding shares of Common Stock and (y) 250,000 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations or similar adjustments) (the “Minimum Ownership Threshold”), the parties shall cooperate in good faith to select a substitute individual mutually agreeable to Vision One and the Company (a “Replacement Director”). If such event occurs prior to the 2026 Annual Meeting, the Company shall, to the extent reasonably practicable and permitted by applicable law and SEC rules, nominate the Replacement Director for election at the 2026 Annual Meeting in lieu of the New Director and recommend and solicit proxies in favor of such Replacement Director’s election in accordance with Section 1(a), provided that if the Company determines that nominating the Replacement Director for election at the 2026 Annual Meeting is not practicable, the Replacement Director shall be appointed immediately following the 2026 Annual Meeting. If such event occurs following the New Director’s (or any Replacement Director’s) election or appointment to the Board, the Company shall appoint the Replacement Director to fill the resulting vacancy as promptly as practicable, subject to applicable law and the Company’s Articles and Bylaws. Vision One shall be entitled to propose potential Replacement Directors until the parties mutually agree on a Replacement Director. Each Replacement Director shall (A) qualify as an independent director under applicable NYSE listing standards, SEC rules and the Company’s applicable governance policies, (B) unless otherwise consented to by the Board, be independent of Vision One and its Affiliates and Associates, including not being an officer, employee, partner or principal thereof, (C) not have any agreement, arrangement or understanding with Vision One or any of its Affiliates or Associates regarding such individual’s service on the Board or any committee thereof, and (D) satisfy the Company’s reasonable and customary qualifications and onboarding procedures applicable to other non-management directors, including completion of the Company’s director questionnaire, customary background checks and interviews with members of the Board or its applicable committee, as reasonably requested. Upon the nomination of a Replacement Director pursuant to this Section 1(i), the provisions of Sections 1(a) and 1(b) applicable to the New Director shall apply to such Replacement Director, as applicable. Upon the election or appointment of a Replacement Director to the Board, such Replacement Director shall be deemed to be the New Director for all applicable purposes of this Agreement, including Sections 1(c) and 1(d), subject to applicable law and the eligibility and qualification requirements for service on any applicable committee of the Board. Vision One’s rights under this Section 1(i) shall terminate immediately upon Vision One ceasing to satisfy the Minimum Ownership Threshold or upon the Termination Date, whichever occurs first.

2.             Voting Commitment.

(a)             Until the Termination Date, Vision One shall, and shall cause its Representatives to, appear in person or by proxy at each annual or special meeting of shareholders of the Company and to vote, or cause to be voted, or deliver consents or consent revocations with respect to, all of the shares of common stock of the Company (“Common Stock”) beneficially owned by Vision One or over which Vision One has voting power, in accordance with the Board’s recommendations with respect to all proposals submitted to shareholders at each such Shareholder Meeting, in each case as the Board’s recommendation is set forth in the applicable definitive proxy statement, consent solicitation statement or revocation solicitation statement filed by the Company in respect of such Shareholder Meeting. Vision One shall cause all such shares to be represented for quorum purposes at each annual or special meeting of shareholders of the Company. Subject to any contractual restrictions in the applicable securities lending agreements, Vision One shall call back any such shares out on loan, if any, prior to any applicable record date for each Shareholder Meeting and ensure that Vision One has voting power for each such share beneficially owned by Vision One or over which Vision One otherwise has the authority to direct the voting on any applicable record date for and through each Shareholder Meeting.

(b)             Notwithstanding the foregoing paragraph (a), Vision One may vote, or cause to be voted, in its sole discretion at any Shareholder Meeting on any Extraordinary Transaction (as defined below) or any other proposal, other than proposals for the election or removal of directors, with respect to which either Institutional Shareholder Services, Inc. or Glass Lewis & Co., LLC has recommended against the Board’s recommendation.

3.             Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement, without the prior written consent of the Board, Vision One shall not, and shall cause each of its Affiliates and Associates not to, in each case, directly or indirectly, in whole or in part, in any manner:

(a)             acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis or pursuant to an Extraordinary Transaction approved by the Board), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index fund) or any voting rights decoupled from the underlying voting securities which would result in Vision One controlling or having beneficial ownership of, in the aggregate, more than seven and one-half percent (7.5%) of the shares of Common Stock outstanding at such time;

(b)             sell, assign, or otherwise transfer or dispose of Common Stock, or any rights decoupled from such shares, beneficially owned by them, other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely-dispersed public offerings, to any Third Party that has filed a Schedule 13D with the SEC with respect to the Company;

(c)             except as expressly contemplated by Section 1, (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Shareholder Meeting at which the Company’s directors are to be elected; (ii) initiate, encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any shareholder proposal for consideration at, or bring any other business before, any Shareholder Meeting; (iv) initiate, encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any shareholder proposal for consideration at, or other business brought before, any Shareholder Meeting; (v) call or seek to call, or request to call, alone or in concert with others, any Shareholder Meeting, whether or not such a meeting is permitted by the Articles or the Bylaws, or initiate, encourage or participate in any shareholder action by written consent; or (vi) initiate, encourage or participate in any “withhold” or similar campaign with respect to any proposal for consideration at, or other business brought before, any Shareholder Meeting;

(d)             except solely among the entities comprising Vision One, form, join or in any way participate in or with any group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any shareholder proposal or other business brought before any Shareholder Meeting;

(e)             except solely among the entities comprising Vision One or pursuant to this Agreement or to the named proxies included in the Company’s proxy card, deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;

(f)             except as expressly contemplated by Section 1, seek publicly, alone or in concert with others, to amend any provision of the Articles or Bylaws;

(g)             make any demand for the inspection of books and records of the Company;

(h)             publicly make any proposal or publicly make any statement or otherwise publicly seek to encourage, advise or assist any person with respect to any change in the Company’s management, governance, business, operations, strategy, corporate structure, affairs or policies;

(i)             publicly disclose any vote, or any intention to vote, against the Board’s recommendation with respect to any proposal submitted to shareholders at any Shareholder Meeting;

(j)             initiate, make, offer, propose to effect or in any way participate, directly or indirectly, in any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(k)             effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek to effect, offer or propose to effect, cause or participate in, any Extraordinary Transaction;

(l)             enter into any negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action that is prohibited under this Section 3, or otherwise take or cause any action inconsistent with any of the foregoing;

(m)             publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement;

(n)             solicit, or encourage any other person to solicit, any employee or independent contractor of the Company to terminate or reduce his, her or its relationship with the Company; or

(o)             take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement;

provided, however, that (i) the restrictions in this Section 3 shall not prohibit or restrict Vision One or its Representatives from making (A) any factual statement to the extent required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by Vision One or its Representatives) or (B) any private or confidential communication to or with the Board or any officer or director of the Company or legal counsel that would not reasonably be expected to trigger or require any public disclosure of such communications for any of the parties and (ii) the restrictions in this Section 3 shall not restrict Vision One or its Representatives from tendering shares of the Company, receiving payment for shares of the Company or otherwise participating in any transaction involving shares of the Company on the same basis as the other shareholders of the Company, or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement.

4.             Mutual Non-Disparagement. Prior to the Termination Date, each party hereby covenants and agrees that it and its respective Representatives shall not, without the prior written consent of the other party, make any public or private statement, including by filing or furnishing any document to the SEC, or speaking to any analyst, investor, or member of the press or other person, in a manner that criticizes, disparages or otherwise reflects detrimentally on the other party, the other party’s Affiliates or subsidiaries, the other party’s or its Affiliates’ or subsidiaries’ current or former directors in their capacity as such, the other party’s or its Affiliates’ or subsidiaries’ officers or employees (including with respect to such persons’ service at the other party, and including any current officer of a party or a party’s Affiliates or subsidiaries who no longer serves in such capacity following the execution of this Agreement), or any of their businesses, products or services. A statement in breach of this Section 4 shall only be deemed to be made by the Company if made by (i) a member of the Board or senior management team, (ii) any other Representative authorized to speak on behalf of the Company with respect to the subject matter of this Agreement, whether or not the particular statement was authorized, or (iii) any other Representative acting at the direction of, or with the authorization or approval of, any member of the Board or senior management team with respect to such statement. A statement in breach of this Section 4 shall only be deemed to be made by Vision One if made by a principal or employee of Vision One who is authorized to make such statement. The restrictions in this Section 4 shall not (x) apply (i) to any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations, in each case of clause (i) or (ii), solely to the extent that such restrictions would require a violation of the applicable requirement, and with respect to Vision One, solely to the extent that such legal requirement compelling disclosure does not arise as a result of any action by Vision One or its Representatives; or (y) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder. The restrictions in this Section 4 shall not prevent any party from responding to any public statement made by the other party of the nature described in this Section 4, if such statement by the other party was made in breach of this Agreement. The foregoing shall not apply to any private communications among a party and its Affiliates, Associates and Representatives, or between the parties and their respective Affiliates, Associates and Representatives, in each case in their respective capacities as such.

5.             No Litigation. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, threaten, initiate or pursue, or assist any other person to encourage, threaten, initiate or pursue, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives based on information actually known by such party as of the date of this Agreement, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement; (b) counterclaims with respect to any proceeding initiated by, or on behalf of, one (1) party or its Affiliates against the other party or any Affiliate of such other party; (c) the exercise of statutory appraisal rights; and (d) participation by Vision One or any of its Representatives solely as a passive class member in a class action commenced and maintained by persons other than Vision One or its Representatives; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives is subject to such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be prohibited by applicable law). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party.

6.             Public Statements; SEC Filings.

(a)             No later than one (1) Business Day following the date of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor Vision One shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party, except as required by law.

(b)             No later than four (4) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K, setting forth a brief description of the terms of this Agreement and including this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide Vision One with a reasonable opportunity to review and comment on such Form 8-K prior to the filing with the SEC and consider in good faith any comments of Vision One.

(c)             The Company shall disclose this Agreement in its proxy statement for the 2026 Annual Meeting, including supplemental proxy materials as applicable, to be filed with the SEC (the “Proxy Materials”), which disclosure shall be consistent with the Form 8-K.

(d)             Prior to the Termination Date, neither party shall issue any press release or other public statement (including in any filing required under the Exchange Act), or speak to any member of the media, regarding the other party or the subject matter of this Agreement in a manner that is inconsistent with this Agreement without the prior written consent of the other party, except for the issuance of the Press Release, the filing of the Form 8-K or the filing of the Proxy Materials, or as required by law, Legal Requirement or applicable stock exchange listing rule or otherwise in accordance with this Agreement.

7.             Affiliates and Associates. Each party shall instruct its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a party, if such Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate were a party to the same extent as a party to this Agreement.

8.             Representations and Warranties.

(a)             Vision One represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Vision One represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, does not conflict with, or result in a breach or violation of the organizational documents, to the extent applicable, as currently in effect. Vision One represents and warrants that the execution, delivery and performance of this Agreement by it does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Vision One represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of 304,461 shares of Common Stock, constituting approximately 1.1% of the outstanding shares of Common Stock, based on the number of shares of Common Stock outstanding disclosed in the Company’s most recently filed Quarterly Report on Form 10-Q. Vision One represents and warrants that it has voting authority over such shares of Common Stock and owns no Synthetic Equity Interests or any Short Interests in the Company.

(b)             The Company represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, shall not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect. The Company represents and warrants that the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

9.             Termination.

(a)             Unless otherwise mutually agreed to in writing by each party, this Agreement shall remain in effect until the earlier of (i) the date that is thirty (30) calendar days prior to the deadline under the Bylaws for the submission of shareholder nominations of director candidates for election to the Board at the 2027 Annual Meeting and (ii) the date that is one hundred twenty (120) days prior to the one-year anniversary of the date of the 2026 Annual Meeting (the “Termination Date”); provided that if the Termination Date is determined pursuant to clause (i) above, the Company shall deliver written notice to Vision One of the occurrence of the Termination Date prior to such date. Notwithstanding anything to the contrary in this Agreement:

(i)             the obligations of Vision One to the Company pursuant to Sections 1 (Board Composition, Governance and Related Matters), 2 (Voting Commitment), 3 (Standstill), 4 (Mutual Non-Disparagement), 5 (No Litigation) and 6 (Public Statements; SEC Filings) shall terminate in the event that the Company materially breaches its obligations pursuant to Sections 1 (Board Composition, Governance and Related Matters), 4 (Mutual Non-Disparagement) or 5 (No Litigation), or its representations and warranties in Section 8(b) (Representations and Warranties) and such breach (if capable of being cured) has not been cured within fifteen (15) calendar days following written notice of such breach from Vision One, or, if impossible to cure within fifteen (15) calendar days, the Company has not taken substantive action to correct such breach within fifteen (15) calendar days following written notice of such breach from Vision One; provided, however, that the obligations of Vision One pursuant to Section 5 (No Litigation) shall terminate immediately in the event that the Company materially breaches its obligations under Section 5 (No Litigation);

(ii)             the obligations of the Company to Vision One pursuant to Sections 1 (Board Composition, Governance and Related Matters), 4 (Mutual Non-Disparagement), 5 (No Litigation) and 6 (Public Statements; SEC Filings) shall terminate in the event that Vision One materially breaches its obligations pursuant to Sections 1 (Board Composition, Governance and Related Matters), 2 (Voting Commitment), 3 (Standstill), 4 (Mutual Non-Disparagement), 5 (No Litigation) or 6 (Public Statements; SEC Filings), or its representations and warranties in Section 8(a) (Representations and Warranties) and such breach (if capable of being cured) has not been cured within fifteen (15) calendar days following written notice of such breach from the Company, or, if impossible to cure within fifteen (15) calendar days, Vision One has not taken substantive action to correct such breach within fifteen (15) calendar days following written notice of such breach from the Company; provided, however, that the obligations of the Company to Vision One pursuant to Section 5 (No Litigation) shall terminate immediately in the event that Vision One materially breaches its obligations under Section 5 (No Litigation).

(b)             If this Agreement is terminated in accordance with this Section 9, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, this Section 9 and Sections 1(d)(i) and 1(d)(ii), 10 (Expenses), 11 (Notices), 12 (Governing Law; Jurisdiction; Jury Waiver), 13 (Specific Performance), 14 (Certain Definitions and Interpretations) and 15 (Miscellaneous) shall survive the termination of this Agreement.

10.             Expenses. Each party shall be responsible for its own costs and expenses incurred in connection with the subject matter of this Agreement; provided, however, that the Company shall reimburse Vision One for its reasonable, documented out-of-pocket fees and expenses (including attorneys’ fees and other legal expenses) incurred by Vision One in connection with the negotiation and execution of this Agreement and all other matters related to Vision One’s nomination of directors.

11.             Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Winnebago Industries, Inc. 13200 Pioneer Trail Eden Prairie, Minnesota 55347 Attn: Stacy Bogart Cory Nelson Email: [***] [***]	with mandatory copies (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attn:        Kai H.E. Liekefett
                  Jessica Wood
Email:     kliekefett@sidley.com
jessica.wood@sidley.com

If to Vision One: Vision One Fund, LP c/o Vision One Management Partners, LP 800 Brickell Avenue, #601 Miami, Florida 33131 Attn: Courtney R. Mather Email: [***]	with mandatory copies (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attn:        Joshua Apfelroth
                   Louis Rambo
Email:      japfelroth@proskauer.com
lrambo@proskauer.com

12.             Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise) or the validity thereof, shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall lie in the state and Federal courts located in the State of Minnesota, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by a reputable overnight delivery service, signature requested, addressed to the address of such party as set forth in Section 11, or as otherwise provided by applicable law. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

13.             Specific Performance. Each party to this Agreement acknowledges and agrees that a non-breaching party would be irreparably injured by an actual breach of this Agreement by another party or its Representatives and that monetary remedies would be inadequate to protect the parties against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if any party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party. In any action or proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable and documented out-of-pocket expenses (including attorneys’ fees and other legal expenses) from the non-prevailing party.

14.             Certain Definitions and Interpretations. As used in this Agreement:

the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that after the date hereof become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or Vision One, as applicable; provided, further, that, for purposes of this Agreement, Vision One shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of Vision One;

the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act;

the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Minnesota are authorized or obligated to be closed by applicable law;

the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, restructuring, sale of all or substantially all assets, spinoff, splitoff or other similar separation of one or more business units, liquidation, dissolution, or other similar corporate transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) with a Third Party that, in each case, results in (i) a change in control of the Company or (ii) the sale, lease or exchange of all or substantially all of its property;

the term “Representatives” means (i) a person’s Affiliates and Associates, and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates;

the term “SEC” means the U.S. Securities and Exchange Commission;

the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities;

the term “Shareholder Meeting” means each annual or special meeting of shareholders of the Company, or any action by written consent of the Company’s shareholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof;

the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions is determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and

the term “Third Party” refers to any person that is not a party or any of its Representatives.

In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation”; (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

15.           Miscellaneous.

(a)             This Agreement contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)             This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c)             This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d)             Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)             If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)             Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g)             This Agreement may be executed in one (1) or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)             Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel.

(i)             The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

COMPANY:

WINNEBAGO INDUSTRIES, INC.

By:	/s/ Stacy L. Bogart
Stacy L. Bogart
Senior Vice President, Chief Legal Officer, Corporate Secretary, Corporate Responsibility

VISION ONE:

VISION ONE FUND, LP

By:	/s/ Courtney R. Mather
Name:	Courtney R. Mather
Title:	CEO

VISION ONE MANAGEMENT PARTNERS, LP

By:	/s/ Courtney R. Mather
Name:	Courtney R. Mather
Title:	CEO

VISION ONE FUND PARTNERS, LP

By:	/s/ Courtney R. Mather
Name:	Courtney R. Mather
Title:	CEO

VISION ONE MANAGEMENT PARTNERS HOLDINGS, LP

By:	/s/ Courtney R. Mather
Name:	Courtney R. Mather
Title:	CEO

VISION ONE MANAGEMENT PARTNERS GP, LLC

By:	/s/ Courtney R. Mather
Name:	Courtney R. Mather
Title:	CEO

VISION ONE ONSHORE FUND, LP

By:	/s/ Courtney R. Mather
Name:	Courtney R. Mather
Title:	CEO

VISION ONE OFFSHORE FUND, LP

By:	/s/ Courtney R. Mather
Name:	Courtney R. Mather
Title:	CEO

EXHIBIT A

Amendments to the Audit and Finance Committee Charter

Section III of the Audit Committee Charter of Winnebago Industries, Inc. shall be amended by adding the following paragraphs 25 and 26 under “Financial Management,” immediately following existing paragraph 24, and renumbering existing paragraphs 25 through 35 as paragraphs 27 through 37, respectively:

25.	Review at least annually the Company’s capital allocation framework and priorities, including the relative allocation of capital among organic investment, acquisitions, debt repayment, dividends and share repurchases, taking into account expected risk-adjusted returns, the Company’s cost of capital, liquidity requirements and leverage targets; and review the Company’s investment criteria and return thresholds, including the methodologies and assumptions used to evaluate expected returns.

26.	Review the performance of completed material acquisitions and investments at the one-year and three-year anniversaries of their completion against the financial projections, anticipated synergies, integration milestones and return objectives presented when approved, including actual and projected return on invested capital relative to the Company’s cost of capital; and report the Committee’s findings and recommendations to the Board.

EXHIBIT B

Form of Press Release

Winnebago Industries Announces Intention to Nominate Jay L. Johnson to Board of Directors at 2026 Annual Meeting

EDEN PRAIRIE, Minn., October 23, 2026 -- Winnebago Industries, Inc. (NYSE: WGO) (the “Company”), a leading manufacturer of outdoor recreation products, today announced its intent to nominate Jay L. Johnson for election to Winnebago Industries’ Board of Directors (the “Board”) at the Company’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”), expected to be held in December.

“We look forward to welcoming Jay to the Board and benefiting from his perspectives as we navigate a dynamic environment and advance Winnebago Industries’ position as a trusted leader in outdoor recreation products,” said John Murabito, Independent Chairman of Winnebago Industries’ Board. “Jay’s expertise in financial management, capital allocation and capital markets will complement the skills and experience of our existing directors.”

In connection with Mr. Johnson’s nomination, Winnebago Industries has entered into a cooperation agreement with Vision One Fund, LP (“Vision One”). Under the cooperation agreement, Vision One has agreed to customary standstill, voting and other provisions. A complete copy of the cooperation agreement will be filed with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

In addition, Winnebago Industries announced that the Board has committed to submitting proposals at the 2026 Annual Meeting seeking shareholder approval of amendments to the Company’s Articles of Incorporation and Bylaws to phase out its classified Board structure over a three-year period, beginning with the 2027 Annual Meeting of Shareholders.

The Board’s formal recommendations regarding the election of directors and the proposed amendments to the Company’s Articles of Incorporation and Bylaws will be included in the Company’s definitive proxy statement for the 2026 Annual Meeting, which will also provide the meeting date and other relevant information.

About Jay L. Johnson

Jay L. Johnson has been Executive Vice President, Chief Financial Officer and Treasurer of Lamar Advertising Company since October 2019. Prior to joining Lamar, Mr. Johnson served as Executive Vice President and Chief Financial Officer of DiamondRock Hospitality Company and as Senior Vice President and Treasurer of Host Hotels & Resorts. Prior to Host, he served in a variety of senior leadership roles at KeyBank Real Estate Capital and Bank of America. Mr. Johnson currently serves as a director at SBA Communications Corp., a leading owner and operator of wireless communications infrastructure, and is a former director at Newell Brands, Inc., a global consumer goods company. He received his Masters in Business Administration from Harvard Business School and his undergraduate degree from Morehouse College.

About Winnebago Industries

Winnebago Industries, Inc. is a leading North American manufacturer of outdoor recreation products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds high-quality motorhomes, travel trailers, fifth-wheel products, outboard and sterndrive powerboats, pontoons, and commercial community outreach vehicles. Committed to advancing sustainable innovation and leveraging vertical integration in key component areas, Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company’s common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to Winnebago Industries and Sidley Austin LLP is serving as legal advisor. Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated nomination and election of Jay L. Johnson to the Board, the proposed declassification of the Board and the timing and implementation of related governance changes. Forward-looking statements may be identified by terms such as “may,” “will,” “could,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “believe” or similar expressions. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including the outcome of shareholder votes at the 2026 Annual Meeting and other factors described in the Company's filings with the Securities and Exchange Commission (the “SEC”), including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A, an accompanying proxy card and other relevant documents with the SEC in connection with its 2026 Annual Meeting. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of these documents, when available, free of charge at the SEC’s website at www.sec.gov or through the “SEC Filings” section of the Company’s investor relations website at https://winnebago.gcs-web.com/.

Certain Information Regarding Participants in the Solicitation

The Company, its directors and certain of its executive officers (Michael Happe, President and Chief Executive Officer; Bryan Hughes, Senior Vice President - Chief Financial Officer, Investor Relations, Information Technology and Business Development; and Stacy Bogart, Senior Vice President - Chief Legal Officer, Corporate Secretary and Corporate Responsibility) are deemed “participants” (as defined in Schedule 14A under the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the 2026 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company, by security holdings or otherwise, is set forth in the sections entitled “Director Compensation,” “Compensation Discussion and Analysis,” “Compensation Tables and Narrative Disclosure,” and “Security Ownership of Certain Beneficial Owners and Management” of the Company’s proxy statement on Schedule 14A in connection with its 2025 Annual Meeting of Shareholders, filed with the SEC on November 4, 2025 (available here) and the section entitled “Information about our Executive Officers” of the Company’s Annual Report on Form 10-K filed with the SEC on October 21, 2026 (available here) and, with respect to Emily Silver, Item 5.02 of the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2026 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on statements of beneficial ownership on Forms 3, 4 and 5 filed with the SEC on October 27, 2025 and October 15, 2026 for Sara Armbruster (available here and here); October 13, 2026 and October 16, 2026 for Stacy Bogart (available here, here and here); October 15, 2026 for Christopher Braun (available here); October 15, 2026 for Kevin Bryant (available here); November 17, 2025 and October 15, 2026 for William Fisher (available here and here); October 29, 2025, August 14, 2026, October 13, 2026 and October 16, 2026 for Michael Happe (available here, here, here, here and here); October 13, 2026 and October 16, 2026 for Bryan Hughes (available here, here and here); August 31, 2026 and October 15, 2026 for Staci Kroon (available here and here); December 1, 2025, March 3, 2026 and October 15, 2026 for David Miles (available here, here and here); October 15, 2026 for John Murabito (available here); December 1, 2025, March 3, 2026, June 1, 2026, August 31, 2026 and October 15, 2026 for Michael Pack (available here, here, here, here and here); and May 1, 2026, May 5, 2026 and October 15, 2026 for Emily Silver (available here, here and here). Such filings will also be available at no charge by clicking the “SEC Filings” link in the “Financial Information” section of the “Investors” tab of the Company’s website at https://winnebago.gcs-web.com/.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the Company’s 2026 Annual Meeting, when they become available. These documents will be available free of charge as described above.

Contacts

Investors: Joan Ondala

ir@winnebagoind.com

Media: Dan Sullivan

media@winnebagoind.com

or

Joseph Sala / Mahmoud Siddig / Thomas Crosson

212-355-4449

Joele Frank, Wilkinson Brimmer Katcher